EXHIBIT 10o
1095 Avenue of the Americas
New York, New York 10036

October 5, 2025
Hans Vestberg
BY EMAIL

Dear Hans,

This letter agreement (this “Agreement”) memorializes our recent discussions regarding your separation from employment with Verizon Communications Inc. (“Verizon”) and its subsidiaries (collectively, the “Company”) and the related transition arrangements. We are grateful for your contributions to the Company and look forward to a successful transition.
1.Position and Duties. Effective as of October 4, 2025 (the “Effective Date”), you ceased to serve as Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Verizon. On the Effective Date, you assumed the position of Special Advisor and continued to serve as a member of the Board. In the position of Special Advisor, you will provide transition support at the request of the Chief Executive Officer of Verizon or the Board, with a focus on advising on the integration and execution of the Frontier Communications acquisition and the Company’s larger convergence and broadband strategy. Given your technical expertise in telecommunications, you will also be requested to advise on the Company’s approach to win in 6G. In the role of Special Advisor, you will remain a full-time employee of the Company but will not be an officer of the Company for purposes of the Securities Exchange Act of 1934, as amended, or otherwise.
2.Term. The term of your employment as Special Advisor hereunder commenced on the Effective Date and will continue through October 4, 2026 or, if earlier, such date as your employment with the Company is terminated for any reason (the “Advisor Term”). Your service as a member of the Board will continue until the Company’s 2026 annual meeting of shareholders and you will not be nominated for reelection at such meeting.
3.Base Salary. During the Advisor Term, you will continue to receive your annual base salary at the rate in effect as of the date of this Agreement. The Company will pay your annual base salary in accordance with its normal payroll practices and procedures as in effect from time to time.
4.Short-Term Incentive. You will remain eligible for an award under the Company’s short-term incentive program for the 2025 fiscal year based on actual performance results and subject to the terms and conditions of the program. You will be not be eligible for an award under the Company’s short-term incentive program with respect to the 2026 fiscal year.
5.Equity Awards. During the Advisor Term, you will not be eligible to receive any new Verizon equity awards, but you will continue to vest in your outstanding Verizon equity awards in accordance with their terms. Your separation from employment with the Company at the end of the Advisor Term will be treated as an involuntary termination of employment without cause for purposes of your then-outstanding Verizon equity awards and will therefore result in prorated vesting of such awards in accordance with the applicable award terms, contingent on you signing a separation agreement satisfactory to the Company as required by such award terms. Any Verizon equity awards that become vested in connection with your separation from employment will be settled at the time or times specified in the applicable award agreements.
6.Benefits. During the Advisor Term, you will be entitled to participate in the Company’s employee benefit plans, including group health plans and plans providing for financial planning services, on the same terms as executive officers of the Company. The Company will pay your reasonable and documented legal fees incurred in connection with the preparation of this Agreement.
7.Exclusive Compensation. The compensation described in this Agreement will be your exclusive compensation for your service to the Company following the Effective Date. For the avoidance of doubt, you will not be eligible for any separate or additional compensation for your service on the Board.
8.Business Travel. If you are requested by the Chief Executive Officer or Verizon to engage in business travel for purposes of providing services in your role as Special Advisor, then your business travel will be governed by the same Company policies and practices that applied to your business travel in your role as Chief Executive Officer.
9.Termination. You or the Company may terminate your employment for any reason or no reason at any time; provided that the Company will not terminate your employment without cause (as defined in the award agreements applicable to your Verizon equity awards granted in respect of fiscal year 2025) prior to October 4, 2026. Upon any termination of your employment, you will be entitled to receive only (a) any accrued but unpaid base salary, and (b) any other amounts or benefits to which you are entitled under the terms of any plan, program, policy, practice or contract of the Company through the date of your termination of employment, subject to the terms and conditions thereof.
10.Governing Law. This Agreement will be governed by the laws of the State of Delaware, without reference to its principles of conflict of laws.
11.Section 409A. The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this Agreement shall be interpreted and applied consistently with such intent.
[Signature Page Follows.]

Please confirm that the foregoing accurately expresses our mutual understanding by signing and returning this Agreement.

Sincerely,
VERIZON COMMUNICATIONS INC.

/s/ William L. Horton Jr.
William L. Horton, Jr.
Senior Vice President, Deputy General Counsel and Corporate Secretary

Accepted and Agreed:

/s/ Hans Vestberg
Hans Vestberg

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